AMENDED AND RESTATED EMPLOYMENT AGREEMENT

    This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is made as of April 15, 1999 by and between Gary Holland ("Employee") and Fargo Electronics, Inc., a Minnesota corporation (the "Company").

WITNESSETH

    WHEREAS, Employee and the Company are parties to that certain Employment Agreement dated February 18, 1998 (the "Employment Agreement");

    WHEREAS, the parties hereto desire to assure that the Employee's knowledge and experience will continue to be available after the date hereof.

    WHEREAS, Employee and the Company desire to amend certain provisions of the Employment Agreement relating to the term thereof.

    NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby amend and restate the Employment Agreement in its entirety as follows:

    1.  Employment.  Subject to the provisions of Section 6, the Company hereby employs the Employee and the Employee accepts such employment upon the terms and conditions hereinafter set forth.

    2.  Term of Employment.  Subject to the provisions of Section 6, the term of the Employee's employment pursuant to this Agreement shall commence on and as of February 18, 1998 (the "Effective Date") and shall terminate on the second anniversary of the Effective Date (February 18, 2000); provided, however, that commencing on the first anniversary of the Effective Date and each anniversary of the Effective Date thereafter (each, a "Renewal Date"), this Agreement shall be extended automatically for successive one-year periods unless either party gives the other written notice prior to such Renewal Date of his or its determination not to extend this Agreement, whereupon the Agreement shall terminate on the anniversary of such Renewal Date. The period during which the Employee serves as an employee of the Company In accordance with and subject to the provisions of this Agreement is referred to in this Agreement as the "Term of Employment."

    3.  During the Term of Employment, the Employee (a) shall serve as an employee of the Company with the title and position of President and Chief Executive Officer, reporting to the Board of Directors of the Company, (b) shall have general supervisory responsibility in such capacity over all aspects of the business of the Company, as well as such other responsibilities as may be specified from time to time by (he Board of Directors of the Company, consistent with the Employee's position and general area of experience and skills, provided that, in all cases the Employee shall be subject to the oversight and supervision of the Board of Directors of the Company in the performance of his duties, (c) upon the request of the Board of Directors of the Company, shall serve as an officer and/or director of any of the Company's subsidiaries, and (d) shall render all services reasonably incident to the foregoing. The Employee hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use his best efforts in, and shall devote his full working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of his duties and responsibilities hereunder.

    4.  Salary and Bonus.

    (a) During the Term of Employment, the Company shall pay the Employee a salary at the annual rate of at least $250,000 per annum until the first anniversary of the Effective Date and at least $275,000 thereafter (the "Base Salary"). Such Base Salary shall be subject to withholding under applicable law, shall be pro rated for partial years and shall be payable in periodic installments not less frequently than monthly in accordance with the Company's usual practice for executive officers of the Company as in effect from time to time.

    (b) For each calendar year or portion thereof during the Term of Employment (including any extensions thereof) the Employee shall be eligible to receive bonus payments in accordance with the Incentive Bonus Plan as adopted by the Board of Directors from time to time (the "Bonus Plan"), subject to the terms and conditions thereof.

    5.  Benefits.

    (a) During the Term of Employment, the Employee shall be entitled to participate in any and all medical, pension, profit sharing and dental plans, retirement arrangements and other employment benefits as in effect from time to time for executive officers of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors of the Company or any administrative or other committee provided for therein or contemplated thereby) and (ii) generally applicable policies of the Company.

    (b) Notwithstanding the foregoing, during the Term of Employment the Company shall provide the Employee, (i) at the Company's expense, (A) a term life insurance policy for the benefit of the Employee's designee providing for benefits of at least three (3) times the Employee's Base Salary hereunder and (B) long term disability insurance providing for benefits of up to 60% of Base Salary, subject in each case to insurability of the Employee at commercially reasonable rates, and (ii) with a car allowance and club dues in an amount not to exceed in the aggregate $1,000 per month.

    (c) The Company shall promptly reimburse the Employee for all reasonable business expenses incurred by the Employee during the Term of Employment in accordance with the Company's practices for senior executive officers of the Company, as In effect from time to time.

    (d) During the Term of Employment, the Employee shall receive paid vacation annually in accordance with the Company's practices for executive officers, as in effect from time to time, but in any event not less than four (4) weeks per calendar year.

    (e) Compliance with the provisions of this Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof, except as contemplated by Sections 5(b), 5(c) and 5(d), above.

    6.  Termination of Employment of the Employee.  Prior to the expiration of the Term of Employment as provided in Section 2 hereof, this Agreement may or shall (as applicable) be terminated as follows:

    (a) At any time by the mutual consent of the Employee and the Company.

    (b) At any time for "cause" by the Company upon written notice to the Employee. For purposes of this Agreement, a termination shall be for "cause" if:

       (i) the Employee shall commit an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its subsidiaries, or shall be convicted by a court of competent jurisdiction of, or shall plead guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

      (ii) the Employee shall commit a breach of any of the covenants, terms or provisions hereof, which breach has not been remedied within thirty (30) days after delivery to the Employee by the Board of Directors of the Company of written notice of the facts constituting the breach; or

      (iii) the Employee shall commit a breach of any of the covenants1 terms or provisions of Section 7 below, which breach has not been remedied within ten (10) days after delivery to the Employee by the Company of written notice of the facts constituting the breach; or

      (iv) the Employee shall have failed to comply with the express instructions from the Company's Board of Directors which are consistent with Section 3, or shall have failed to perform the Employee's duties hereunder for a period of thirty (30) days after written notice from the Company.

    Upon termination for cause as provided in this Section 6(b), (A) all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligation of the Company with respect to earned but unpaid Base Salary and benefits contemplated hereby to the extent then accrued or vested, it being understood that upon any such termination (I) the Employee shall not be entitled to receive any bonus or portion thereof from the Company or any of its affiliates to the extent granted in the discretion of the Company but not then paid with respect to any period during or after the Term of Employment or (2) any continuation of benefits except as may be required by law, and (B) the Company shall have any and all rights and remedies under this Agreement and applicable law.

    (c) Upon the death or upon the permanent disability (as defined below) of the Employee continuing for a period in excess of one hundred eighty (180) consecutive days. Upon any such termination of the Employee's employment as provided in this Section 6(c), all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligation of the Company with respect to earned but unpaid Base Salary, any bonus amounts that may be accrued under the Bonus Plan as of the end of the most recent calendar quarter prior to the termination date and benefits contemplated hereby to the extent accrued or vested through the date of termination As used herein, the terms™permanent disability" or "permanently disabled" shall mean the inability of the Employee, by reason of injury, illness or other similar cause, to perform a major pan of his duties and responsibilities in connection with the conduct of the business and affairs of the Company, as determined reasonably and in good faith by the Company.

    (d) At any time by the Employee upon sixty (60) days' prior written notice to the Company. Upon termination by the Employee as provided in this Section 6(d), all obligations of the Company under this Agreement thereupon immediately shall terminate other than any obligation of the Company with respect to earned but unpaid Base Salary and benefits contemplated hereby to the extent accrued or vested through the date of termination, it being understood that in the event of such a termination the Employee shall not be entitled to receive any bonus not then paid from the Company or any of its affiliates with respect to any period during or after the Term of Employment or any continuation of benefits except to the extent required by law.

    (e) At any time without "cause" (as defined in Section 6(b)) by the Company upon written notice to the Employee, In the event of termination of the Employee by the Company pursuant to this Section 6(e), the Company shall continue to make Base Salary payments to the Employee for a period of one year after the date of termination and shall pay to the Employee any bonus amounts that may be accrued under the Bonus Plan as of the end of the most recent calendar quarter prior to the termination date, with such amount agreed by the parties hereto to be in full satisfaction, compromise and release of any claims arising out of any termination of the Employee's employment pursuant to this Section 6(e) or Section 6(f), and in either case with such amount to be contingent upon the Employee's delivery of a general release of any and all claims (other than those arising under this Agreement) upon termination of employment in a form reasonably satisfactory to the Company, it being understood that no deliver such release.

    (f)  The Employee shall have the right to terminate his employment hereunder for "Good Reason (as defined below). For purposes of this Agreement, "Good Reason" means (i) a material change in the nature and scope of the powers, functions, title, duties and responsibilities of the Employee that is adverse to the Employee under circumstances constituting a constructive termination, or (11) a material default by the Company in the performance of its obligations hereunder, after the Employee has given written notice to the Company specifying such default by the Company and giving the Company a reasonable time, not less than 10 days, to conform its performance to its obligations hereunder. The rights and obligations of the parties shall be as set forth In Section 6(e) in the event of any such termination.

    (g) In the event either party gives a notice of non-renewal to be effective as of the third anniversary of the Effective Date or any subsequent anniversary thereof, then all obligations of the parties hereunder shall terminate as of the end of the Term of Employment except as contemplated by Sections 6(h) and 7 hereof.

    (h) Notwithstanding termination of this Agreement as provided in this Section 6 or any other termination of the Employee's employment with the Company, the Employee's obligations under Section 7 hereof shall survive any termination of the Employee's employment with the Company at any time and for any reason.

    (i)  Upon termination of this Agreement and the Employee's employment with the Company for any reason, any stock options or restricted stock of the Company held by the Employee which have vested as of the date of such termination shall remain vested in accordance with the terms of the specific grant agreement with respect to such stock options or restricted stock.

    7.  Confidentiality; Proprietary Rights.

    (a) During any period in which the Employee serves as an employee of the Company and, upon termination of the Employee's employment hereunder for any reason, for the period ending on the later of February 18, 2000 or one year after the date of termination of employment, the Employee shall not, without the express written consent of the Company, directly or indirectly, engage, participate, invest in, be employed by or assist, whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any person other than the Company and its affiliates in the Designated Industry (as hereinafter defined). Without limiting the foregoing, the foregoing covenant shall prohibit the Employee during the period set forth above from (i) hiring or attempting to hire for or on behalf of any Person in the Designated Industry any officer or employee of the Company or any of its affiliates, (ii) encouraging for or on behalf of any such Person in the Designated Industry any officer or employee to terminate his or her relationship or employment with the Company or any of its affiliates, (iii) soliciting for or on behalf of any such Person in the Designated Industry any customer of the Company or any of its affiliates and (iv) diverting to any such Person in the Designated Industry any customer of the Company or any of its affiliates; provided, however, that nothing herein shall be construed as preventing the Employee from making passive investments in a person in the Designated Industry if the securities of such Person are publicly traded and such investment constitutes less than one (1) percent of the outstanding shares of capital stock or comparable equity interests of such person. As of the date of this Agreement, the Employee is not performing any other duties for, and is not a party to any similar agreement with, any person competing with the Company or any of its affiliates. For purposes of this Agreement, the term "Designated Industry" shall mean the development, production, quality control, marketing, sale and distribution of (a) printers principally designed for (i) card production and reproduction (including without limitation identification and security cards), (ii) page production and reproduction supporting media up to and including 11 "x 17" in size and (iii) digital photo production and reproduction, (1,) all media, accessories and products related thereto and (c) any other business in which the Company engages during the Term of Employment (including any renewals thereof).

    (b) In the course of performing services hereunder, on behalf of the Company (for purposes of this Section 7 including all predecessors of the Company) and its affiliates, the Employee has had and from time to time will have access to confidential records, data, customer lists, trade secrets and other confidential information owned or used in the course of business by the Company and its affiliates (the "Confidential Information"). The Employee agrees (a) to hold the Confidential Information In strict confidence, (b) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (c) not to use, directly or indirectly, any of the Confidential Information for any competitive or commercial purpose other than on behalf of the Company and its affiliates; provided, however, that the limitations set forth above shall not apply to any Confidential Information which (I) is then generally known to the public; (ii) became or becomes generally known to the public through no fault of the Employee; or (iii) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law. Upon the termination of the Employee's employment with the Company for any reason, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in the Employee's possession or control, shall be immediately returned to the Company or the applicable affiliate and remain in its or their possession.

    (c) The Employee recognizes that the Company and its affiliates possess a proprietary interest in all of the information described in Section 7(b) and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Employee, except as otherwise agreed between the Company and the Employee in writing. The Employee expressly agrees that any products, inventions, discoveries or improvements made by the Employee or his agents or affiliates in the course of the Employee's employment, including any of the foregoing which is based on or arises out of the information described in Section 7(a), shall be the property of and inure to the exclusive benefit of the Company. The Employee further agrees that any and all products, inventions, discoveries or improvements developed by the Employee (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and the Employee shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

    (d) The Employee agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he may discover, find, develop or otherwise have available to him in the Designated Industry, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

    (e) The Employee acknowledges that the provisions of this Section 7 are executed and delivered concurrently herewith is an integral part of his employment arrangements with the Company.

    8.  Specific Performance; Severability.  It is specifically understood and agreed that any breach of the provisions of Section 7 hereof by the Employee is likely to result in irreparable injury to the Company and/or its affiliates, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Employee and to seek both temporary and permanent Injunctive relief (to the extent permitted by law), without the necessity of posting a bond or proving actual damages. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

    9.  Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if faxed (with transmission acknowledgment received), delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

To the Company:	Fargo Electronics, Inc. 6533 Flying Cloud Drive Eden Prairie, MN 55344
with copies to:	TA Associates, Inc. High Street Tower, Suite 2500 125 High Street Boston, MA 02110
and	Goodwin, Procter & Hoar LLP Exchange Place Boston, MA 02109 Attn: John J. Egan III
To the Employee:	Gary Holland c/o Fargo Electronics, Inc. 6533 Flying Cloud Drive Eden Prairie, MN 55344

or to such other address or fax number of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery, mailing or fax.

    10.  Miscellaneous.  This Agreement shall be governed by and construed under the laws of the State of Minnesota, and shall not be amended, modified or discharged in whole or in part except by an agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any tune of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale and may not be assigned by the Employee. This Agreement supersedes and terminates all prior understandings and agreements between the parties (or their predecessors) relating to the subject matter hereof. For purposes of this Agreement, the term "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; a "subsidiary" of a person means any corporation more than SC) percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an "affiliate" of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

    IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

FARGO ELECTRONICS, INC.
By:	/s/ A. BRUCE JOHNSTON
A. Bruce Johnston
Director
/s/ GARY HOLLAND
Gary Holland